Exhibit 2.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MCMORAN EXPLORATION CO.,

FREEPORT-MCMORAN COPPER & GOLD INC.

and

INAVN Corp.

Dated as of December 5, 2012

i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 5, 2012, is by and among McMoRan Exploration Co., a Delaware corporation (the “Company”), Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (“Parent”) and INAVN Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”).

WITNESSETH:

WHEREAS, the parties intend that Parent will acquire the Company by means of a merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent;

WHEREAS, the Special Committee of the Company Board (the “Company Special Committee”) has recommended to the board of directors of the Company (the “Company Board”) that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders;

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Special Committee of the Parent Board (the “Parent Special Committee”), has recommended to the board of directors of Parent (the “Parent Board”) that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of Parent and its stockholders;

WHEREAS, the Parent Board has (i) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, (i) the board of directors of Merger Sub has determined that it is in the best interests of Merger Sub and its stockholders, and declared it advisable, for Merger Sub to enter into this Agreement, and has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (ii) Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and adopted this Agreement;

WHEREAS, concurrently with the execution of this Agreement, each of the Key Executives has entered into an agreement with Parent waiving Merger related accelerated vesting provisions in Company Stock Awards outstanding immediately prior to the Effective Time (each a “Key Executive Waiver”);

WHEREAS, in connection with the Merger, (i) the Company and Parent will at or prior to the Closing, create a trust (the “Trust”) pursuant to the terms of a trust agreement in form and substance reasonably acceptable to Parent and the Company (the “Trust Agreement”); (ii) the Trust Agreement shall reflect, among other things, the terms and conditions set forth in this Agreement and the term sheet attached as Exhibit A (the “Term Sheet”); and (iii) Parent shall cause the Trust to issue that number of Trust units (the “Royalty Trust Units”) in accordance with the terms and conditions of the Term Sheet;

WHEREAS, concurrently with the execution of this Agreement and as a condition and material inducement to the Company’s and Parent’s willingness to enter into this Agreement, Pennsylvania is entering into a Voting Agreement, dated as of the date hereof and attached as Exhibit B hereto, pursuant to which, among other things, Pennsylvania has agreed to vote all shares of Company Common Stock beneficially owned by Pennsylvania in favor of approval of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall cease, and (ii) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and a direct wholly owned subsidiary of Parent.

Section 1.2 Closing. Unless this Agreement is terminated in accordance with Section 7.1, the closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, no later than the fourth business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such other, later date and time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub or the holder of any shares of Company Common Stock or shares of common stock of Merger Sub:

(i) Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of the common stock, par value $0.01 per share, of the Surviving Corporation.

(ii) Cancellation of Certain Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Merger Sub or any of their respective Subsidiaries (as defined herein) (including, for the avoidance of doubt, any shares acquired by Parent or any Subsidiary of Parent pursuant to the transactions contemplated by the Pennsylvania Merger Agreement) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor; provided, however, that any shares of Company Common Stock owned or held by any direct or indirect wholly owned Subsidiary of the Company shall be converted into the right to receive the Merger Consideration, as set forth below. For the avoidance of doubt, this Section 2.1(a)(ii) shall not apply to shares of Company Common Stock held in trust or otherwise set aside from shares held in the Company’s treasury pursuant to or in respect of a Company Benefit Plan.

(iii) Conversion of Company Common Stock. Subject to the other provisions of ARTICLE II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares or Dissenting Shares (as defined herein), shall be converted automatically into and shall thereafter represent the right to receive $14.75 in cash, without interest (the “Cash Consideration”) and (2) 1.15 Royalty Trust Units (the “Unit Consideration” and together with the Cash Consideration, the “Merger Consideration”).

All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this ARTICLE II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional Royalty Trust Units into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1.

(b) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a “Dissenting Stockholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with the provisions of the DGCL concerning the right of holders of shares of Company Common Stock to require appraisal of their shares (the “Appraisal Provisions”) of Company Common Stock (“Dissenting Shares”), to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive the Merger

Consideration, but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder effectively withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each of such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time (and as permitted by ARTICLE V), the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) Company Convertible Securities. The Company Convertible Securities issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding unless converted prior to the Effective Time, and shall be treated in accordance with the respective terms of their underlying agreements following the Effective Time; provided, however, that the Company Convertible Securities that are owned by Parent and its Subsidiaries immediately prior to the Effective Time shall be cancelled and cease to exist at the Effective Time, and no consideration shall be delivered in exchange therefor.

Section 2.2 Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company that is reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and shall enter into an agreement (the “Exchange Agent Agreement”) relating to the Exchange Agent’s responsibilities under this Agreement.

Section 2.3 Exchange of Certificates Representing Company Common Stock.

(a) Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall make available to the Exchange Agent cash sufficient to pay the aggregate Cash Consideration (together with, to the extent then determinable, the aggregate amount payable in lieu of fractional Royalty Trust Units pursuant to Section 2.3(j)) for the payment to holders of Company Common Stock and shall deposit, or shall cause to be deposited, with the Exchange Agent evidence of Royalty Trust Units in book-entry form (and/or certificates representing such Royalty Trust Units, at Parent’s election) representing the number of Royalty Trust Units sufficient to deliver the aggregate Unit Consideration (such cash and certificates, together with any dividends or distributions with respect thereto, the “Exchange Fund”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event within four (4) business days of the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 2.1(a)(iii) into the right to receive the Merger Consideration (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree upon prior to the Effective Time) (the “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration.

(c) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration and any cash in lieu of fractional Royalty Trust Units into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or Royalty Trust Units to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 2.3, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration and any cash in lieu of fractional Royalty Trust Units into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement.

(d) No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of Company other than the right to receive the Merger Consideration and any cash in lieu of fractional shares into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.3(b), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of

Company Common Stock are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this ARTICLE II, subject to applicable Law in the case of Dissenting Shares.

(e) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book- Entry Shares pursuant to this ARTICLE II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this ARTICLE II shall thereafter look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any cash in lieu of fractional Royalty Trust Units without any interest thereon.

(g) No Liability. None of Parent, the Company, Merger Sub or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this ARTICLE II that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of a Certificate or Book-Entry Share pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted, withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Book-Entry Share in respect of which such deduction or withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.3(g), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any cash in lieu of fractional Royalty Trust Units.

(j) Fractional Royalty Trust Units. No certificates or scrip representing fractional Royalty Trust Units shall be issued upon the conversion of any shares of Company Common Stock pursuant to Section 2.1. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Royalty Trust Unit (after taking into account all shares of Company Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the average closing price of one Royalty Trust Unit on the stock exchange on which the Royalty Trust Units are listed (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the first five trading days immediately following the date of the Effective Time.

Section 2.4 Equity-Based Awards.

(a) Each option to purchase Shares granted pursuant to a Company Stock Plan (each, a “Company Option”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be converted into an option (each, an “Adjusted Option”) to purchase, on the same terms and conditions as were applicable to such Company Option outstanding immediately prior to the Effective Time, the number of shares of Parent Common Stock, rounded down to the nearest whole share, determined by multiplying the number of Shares subject to the Company Option immediately prior to the Effective Time by the Equity Award Exchange Ratio, at an exercise price per share of Parent Common Stock, rounded up to the nearest whole cent, equal to the per share exercise price for the Shares otherwise purchasable pursuant to the Company Option outstanding immediately prior to the Effective Time divided by the Equity Award Exchange Ratio.

(b) Each award of restricted stock units in respect of Shares granted under a Company Stock Plan (each, a “Company RSU”) that is outstanding as of the Effective Time shall be converted as of the Effective Time into a restricted stock unit award (each, an “Adjusted RSU”) in respect of the number of shares of Parent Common Stock, rounded to the nearest whole share, determined by multiplying the number of Shares subject to the Company RSU outstanding immediately prior to the Effective Time by the Equity Award Exchange Ratio, with each Adjusted RSU to continue to be subject to the same terms and conditions as were applicable to the related Company RSU outstanding or payable immediately prior to the Effective Time.

(c) Each right of any kind (excluding Company Options and Company RSUs), contingent or accrued, to receive Shares or cash payments measured by the value of a number of Shares granted under a Company Deferred Compensation Plan (each, an “Other Stock-Based Award”) that are outstanding immediately prior to the Effective Time shall be deemed to be converted as of the Effective Time into the right to receive (or to be credited with) the number of shares, or benefits measured by the value of the number of shares, of Parent Common Stock, rounded to the nearest whole share, equal to the product of (i) the number of Shares subject to the Other Stock-Based Award outstanding immediately before the Effective Time, and (ii) the Equity Award Exchange Ratio (each, an “Adjusted Other Stock-Based Award”), with each Adjusted Other Stock-Based Award to continue to be subject to the same terms and conditions as were applicable to the related Other Stock-Based Award outstanding immediately prior to the Effective Time.

(d) Prior to the Effective Time, the Company Board and/or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Company Options, Company RSUs, and Other Stock-Based Awards (collectively, the “Company Stock Awards”) outstanding immediately prior to the Effective Time as contemplated by this Section 2.4. For the avoidance of doubt, in no event shall any holder of a Company Stock Award receive the Merger Consideration as consideration for such Company Stock Awards. As of the Effective Time, Parent shall file one or more appropriate registration statements (on Form S-3 or Form S-8, or any successor or other appropriate forms) with respect to Parent Common Stock underlying the Adjusted Options and in respect of the Adjusted RSUs and the Adjusted Other Stock-Based Awards pursuant to this Section 2.4.

(e) For the purposes of this Section 2.4:

(i) “Company Closing Price” shall mean the average, rounded to the nearest one hundredth of a cent, of the closing sales prices of shares of Company Common Stock on the NYSE as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time occurs.

(ii) “Company Deferred Compensation Plan” means the McMoRan Exploration Co. Supplemental Executive Capital Accumulation Program, excluding any Qualified Plans.

(iii) “Company Stock Plans” mean the Company 1998 Stock Option Plan, the Company Amended and Restated 2000 Stock Incentive Plan, the Company Amended and Restated 2001 Stock Incentive Plan, Company Amended and Restated 2003 Stock Incentive Plan, the Company Amended and Restated 2004 Director Compensation Plan, the Company Amended and Restated 2005 Stock Incentive Plan and the Company Amended and Restated 2008 Stock Incentive Plan.

(iv) “Equity Award Exchange Ratio” shall mean the Company Closing Price divided by the Parent Closing Price, rounded to the nearest one ten thousandth.

(v) “Parent Closing Price” shall mean the average, rounded to the nearest one hundredth of a cent, of the closing sales prices of shares of Parent Common Stock on the NYSE as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time occurs.

Section 2.5 Further Assurances. If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed prior to the date hereof (including information set forth in any exhibit thereto but excluding any disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are predictive or primarily cautionary in nature other than historical facts included therein) or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Parent as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except, in the case of the Company and its Subsidiaries, where the failure to be so duly approved, qualified or licensed and in good standing has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available prior to the date of this Agreement a true and complete copy of the Company’s certificate of incorporation and bylaws (collectively, the “Company Organizational Documents”), and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of the Company, in each case, as amended through the date hereof. The Company has made available prior to the date of this Agreement true and complete copies of the minute books of the Company and each Subsidiary of the Company, which copies contain true and complete records of all meetings and other corporate actions held or taken since December 31, 2009 of their respective stockholders and boards of directors or similar governing bodies (including committees of their respective stockholders and boards of directors or similar governing bodies).

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 300,000,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”), and 50,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of November 30, 2012, (i) 161,880,866 shares of Company Common Stock were issued and outstanding, (ii) 2,650,589 shares of Company Common Stock were held in treasury, (iii) 712,118 shares of Company Preferred Stock were issued and outstanding, including 12,118 shares of 8.0% Convertible Perpetual Preferred Stock, 200,000 shares of 5.75% Convertible Perpetual Preferred Stock, Series 1, and 500,000 shares of 5.75% Convertible Perpetual Preferred Stock, Series 2, (iv) 2,584,459 shares of Company Common Stock were available for grant under the Company Stock Plans, (v) 103,877 shares of Company Common Stock were subject to outstanding Company RSUs, and 14,261,250 shares of Company Common Stock are issuable upon the exercise of outstanding Company Options. All outstanding equity securities of the Company are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedule sets forth a true and complete list of all Company Stock Awards outstanding as of November 30, 2012, specifying (i) the cumulative weighted average option price for all outstanding Company Stock Awards and (ii) the Company Stock Plan under which such Company Stock Award was granted.

(b) Except as set forth in Section 3.2(a) and this Section 3.2(b) (and other than the shares of Company Common Stock issuable pursuant to the terms of outstanding Company Stock Awards), and other than the Company’s 5.25% Convertible Senior Notes due 2013 and 4% Convertible Senior Notes due 2017 (collectively, the “Company Convertible Notes,” and together with the Company Preferred Stock, the “Company Convertible Securities”), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of any preemptive rights and any Liens other than Company Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and each other document to be entered into by the Company in connection with the transactions contemplated hereby (together with this Agreement, the “Company Transaction Documents”) and, subject to (i) receipt of approval of this Agreement by holders of a majority of the shares of Company Common Stock entitled to vote thereon (the “Stockholder Merger Approval”), and (ii) adoption by holders of a majority of the shares of Company Common Stock entitled to vote thereon of an amendment to Article X of the Company’s certificate of incorporation to provide that Parent is not an “Interested Stockholder” as defined in such certificate of incorporation (the “Charter Amendment”) by a majority of the holders of the shares of Company Common Stock entitled to vote thereon (the “Charter Amendment Approval” and together with the Stockholder Merger Approval and the Disinterested Stockholder Approval, the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board, acting upon the recommendation of the Company Special Committee, and, except for the Stockholder Merger Approval and Charter Amendment Approval and the Charter Amendment, no other corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the consummation of the transactions contemplated hereby. The Company Board has, acting in accordance with the recommendation of the Company Special Committee, (i) resolved to recommend that the Company’s stockholders adopt this Agreement and the Charter Amendment (including, with respect to the Charter Amendment, the approval of both a majority of the members of the Company Board and a majority of the “Continuing Directors” as defined in the Company’s certificate of incorporation) (the “Company Recommendation”), (ii) determined that this Agreement, the Merger and the Charter Amendment are fair to and in the best interests of the Company’s stockholders, (iii) approved this Agreement, the Merger and the Charter Amendment, and (iv) directed that the adoption of this Agreement and the Charter Amendment be submitted to a vote at a meeting of the Company’s stockholders. Each of the Company Transaction Documents has been duly and validly executed and delivered by the Company and, assuming each such Company Transaction Document constitutes the legal, valid and binding agreement of the counterparty thereto, each of the Company Transaction Documents constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and general principles of equitable relief.

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iii) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of the New York Stock Exchange (“NYSE”), (vi) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and any antitrust, competition or similar laws outside of the United States, and (vii) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”) and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.2(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority, independent system operator, regional transmission organization, other market administrator, or national, regional or state reliability organization (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement, or has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract (including without limitation any Oil and Gas Lease or Oil and Gas Contract but excluding any Company Benefit Plan), instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Company Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws. The Company has obtained all third-party opinions required under its indebtedness in connection with its entry into this Agreement.

(d) The Independent Directors of the Company have, solely in connection with the transactions contemplated by this Agreement and the Pennsylvania Merger Agreement and subject to Section 5.12 hereof, irrevocably waived (i) the provisions of the Florida Stockholder Agreement, including Section 2.3 thereof, (ii) the provisions of the Pennsylvania Stockholder Agreement, including Section 5 thereof, (iii) the provisions of the Confidentiality Agreement, including Section 9 thereof and (iv) the provisions of the Pennsylvania Confidentiality Agreement, including Section 6 thereof, in each case which would or could limit, prohibit or otherwise impede either the direct or indirect acquisition by Parent of additional shares of Company Common Stock in connection with the transactions contemplated by the Pennsylvania Merger Agreement, or the vote (or entry into or compliance with the terms of such agreement to vote) of the shares of Company Common Stock owned by Pennsylvania or any of its Affiliates in favor of the Merger, the Charter Amendment or otherwise with respect to any matter to be voted on by the stockholders of the Company, and such waivers are valid and in full force and effect (the “Standstill Waivers”).

Section 3.4 Reports and Financial Statements.

(a) The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2010 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents, as of their respective dates or, if amended, as of the date of the last such amendment, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. None of the Company’s Subsidiaries is, or at any time since January 1, 2010 has been, required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c) There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. The Company has heretofore made available to Parent true, correct and complete copies of all written correspondence between the Company and the SEC occurring since January 1, 2010. None of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(d) Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s financial statements or other Company SEC Documents.

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, except where the failure to maintain such controls and procedures has not had, and would not have, a Company Material Adverse Effect. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, as of the date hereof, management of the Company, has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.6 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent that would have been required to be reflected in, reserved against or otherwise described on the Company Financial Statements (or in the notes thereto) in accordance with GAAP and were not so reflected, reserved against or described, except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement and the transactions contemplated or permitted by this Agreement, and (iii) liabilities or obligations that have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, Order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or possible material violation of, or material failure to comply with, any Law, other than matters pertaining to Environmental Laws and operations related to Oil and Gas Interests that have been fully resolved with the applicable Governmental Entity.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), (ii) all Company Permits are valid and in full force and effect and are not subject to any pending administrative or judicial proceeding that could result in modification, termination or revocation thereof and (iii) the Company and each of its Subsidiaries is in compliance with the terms and requirements of all Company Permits.

(d) Each of the Company and its Subsidiaries and, to the knowledge of the Company, each third-party operator of any of the Oil and Gas Interests of the Company and its Subsidiaries (with respect to such interests) is, and since January 1, 2010 has been, in compliance, in all material respects, with applicable Laws and Orders.

(e) Since January 1, 2010, none of the Company or any Subsidiary of the Company nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary of the Company, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or any material concerns from employees of the Company or any Subsidiary of the Company regarding questionable accounting or auditing matters with respect to the Company or any Subsidiary of the Company, and (ii) to the knowledge of the Company, no attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported in writing evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.

Section 3.8 Environmental Laws and Regulations. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) there are no actions, suits, proceedings (whether administrative or judicial) or, to the knowledge of the Company, investigations pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging non-compliance with or other liability under any Environmental Law, (ii) the Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2010 have been, in compliance with all Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (iii) there have been no Releases at any location of Hazardous Materials by the Company or any of its Subsidiaries, or to the knowledge of the Company, as a result of any operations or activities of the Company or any of its Subsidiaries, that could reasonably be expected to give rise to any fine, penalty or remediation of any kind to the Company or its Subsidiaries, (iv) none of the Company and its Subsidiaries and, to the knowledge of the Company, any third-party operator of any of the Oil and Gas Interests of the Company and its Subsidiaries, is subject to any Order with any other person that could reasonably be expected to result in obligations or liabilities under applicable Environmental Laws and, (v) none of the Company and its Subsidiaries has received any unresolved claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged noncompliance with or liability under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by contract or by operation of law). The Company has made available to Parent copies of all non-privileged material environmental reports, studies, assessments, data, measurements, correspondence, memoranda or other documents prepared within the past five years that are in the possession or reasonable control of the Company or any of its Subsidiaries pertaining to Releases, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Materials and that, in each case, contain information that could reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries taken as a whole. EXCEPT AS SET FORTH IN THIS SECTION 3.8, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY AS TO ENVIRONMENTAL MATTERS, COMPLIANCE WITH ENVIRONMENTAL LAWS OR THE COMPANY’S OR ITS SUBSIDIARIES’ COMPLIANCE THEREWITH, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material employee benefit plan, program, agreement or arrangement, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Subsidiary, or to which the Company or any Subsidiary contributes or is obligated to contribute for the benefit of any current or former employees, directors, consultants or independent contractors of the Company or any of its Subsidiaries (whether or not listed in Section 3.9(a) of the Company Disclosure Schedule, each, a “Company Benefit Plan”).

(b) With respect to the Company Benefit Plans, each to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all Company Benefit Plans (including all amendments and attachments thereto); (ii) written summaries of any Company Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the two most recent annual reports (Form 5500) filed with the Internal Revenue Service (the “IRS”); (vi) the most recent determination letter from the IRS; (vii) the most recent summary plan description and any summary of material modifications thereto; and (viii) all material communications, other than routine communications, received from or sent to the IRS, the Pension Benefit Guaranty Corporation (the “PBGC”) or the Department of Labor since January 1, 2010. No Company Benefit Plan is maintained outside the jurisdiction of the United States, or provides benefits or compensation to any employees or other service providers who reside or provide services outside of the United States.

(c) Each Company Benefit Plan has been established, operated and administered in all respects in accordance with its terms and the requirements of all applicable

Laws, including ERISA and the Code, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, in each case, on or before the date hereof, have been made or paid in full.

(d) Section 3.9(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Qualified Plan, and such determination or opinion letter has not been revoked (nor, to the knowledge of the Company, has revocation been threatened), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that could materially adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(e) No Company Benefit Plan (excluding any Multiemployer Plan or Parent MEP) is, and in the last six years, none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has maintained, established, contributed to or been obligated to contribute to any benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. Neither the Company nor any of its Subsidiaries has incurred any material liability under Title IV of ERISA which remains outstanding and unsatisfied and no material liability under Title IV of ERISA is expected to be incurred by the Company or any of its Subsidiaries.

(f) None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), excluding any Multiple Employer Plan sponsored, maintained, established or required to be contributed to by the Parent or any of its Subsidiaries or any of their respective ERISA Affiliates (a “Parent MEP”), and none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability which remains outstanding and unsatisfied to a Multiemployer Plan or a Multiple Employer Plan (excluding a Parent MEP) as a result of a complete or partial withdrawal from such Multiemployer Plan or Multiple Employer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(g) There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof or the Company, in each case, with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(h) None of the Company, any of its Subsidiaries or any of their ERISA Affiliates has been involved in any transaction that would reasonably be expected to cause the Company, any of its Subsidiaries or, after the Effective Time, Parent or any of its Affiliates to be subject to material liability under Section 4069 of ERISA. None of the Company or any of its Subsidiaries has incurred (either directly or indirectly, including as a result of any indemnification obligation) any liability under or pursuant to Title I of ERISA with respect to any Company Benefit Plan which remains outstanding and unsatisfied, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, and, to the knowledge of the Company, no event, transaction or condition has occurred or exists that would reasonably be expected to result in any such liability to the Company, any of its Subsidiaries, or, after the Effective Time, Parent or any of its Affiliates, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Except as set forth in Section 3.9(i) of the Company Disclosure Schedule, no Company Benefit Plan provides for, and neither the Company nor any of its Subsidiaries has any obligation with respect to any employee benefit plan that provides for, any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(j) Each Company Benefit Plan that is or was a nonqualified deferred compensation plan subject to Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) has been operated between January 1, 2005 and December 31, 2008 in good faith compliance with Section 409A of the Code and applicable guidance thereunder and since January 1, 2009 has been in documentary and operational compliance with Section 409A of the Code, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held. The Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

(k) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries to severance pay, or accrued pension benefit or any other material payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, (iii) trigger any funding obligation under any Company Benefit Plan, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would be reasonably likely to, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code.

Section 3.10 Absence of Certain Changes or Events.

(a) From January 1, 2012 through the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) Since January 1, 2012, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had a Company Material Adverse Effect.

Section 3.11 Investigations; Litigation. As of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against the Company or any of its Subsidiaries.

Section 3.12 Information Supplied. The proxy statement mailed to the Company’s stockholders in connection with the Merger and the related transactions (the “Proxy Statement”) and any amendment thereof or supplement thereto, at the date mailed to the Company’s stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger, and the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this agreement by the stockholders of the Company (as amended or supplemented, the “Schedule 13E-3”), at the date it and any amendment or supplement is filed with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent in writing expressly for inclusion therein. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The information supplied or to be supplied by the Company for inclusion in the registration statement on Form S-4 to be filed by the Trust in connection with the issuance of Royalty Trust Units in the Merger (the “Form S-4”) shall not, at the time the Form S-4 is declared effective with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or the Trust in writing expressly for inclusion therein. The Form S-4 (solely with respect to the portion thereof based on information supplied or to be supplied by the Company for inclusion therein, but excluding any portion thereof based on information supplied by Parent or the Trust in writing expressly for inclusion therein, with respect to which no representation or warranty is made by the Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.13 Regulatory Matters.

(a) The Company is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) All natural gas pipeline systems and related facilities constituting the Company’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

Section 3.14 Tax Matters. Except as has not had or would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP on the financial statements of the Company and its Subsidiaries, (iii) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (iv) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Company Permitted Liens, (vi) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof, (vii) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company and other than customary Tax indemnification provisions contained in commercial agreements not principally relating to Taxes) or has any liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as transferee, successor, or otherwise, and (viii) none of the Company or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section 3.15 Employment and Labor Matters. Neither the Company nor any of its Subsidiaries is, or since December 31, 2011 has been, a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”). No employee is represented by a labor organization for purposes of collective bargaining with respect to the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or, to the Company’s knowledge, any of its Subsidiaries. As of the date hereof, there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s knowledge, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date hereof, there is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity, and none of the Company and its Subsidiaries are a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. The Company has complied with all laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees) and other laws in respect of any reduction in force, including without limitation, notice, information and consultation requirements, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by the Company pursuant to any workplace safety and insurance/workers’ compensation Laws, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect; the Company has not been reassessed in any respect under such Laws during the past three years, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect; to the knowledge of the Company, there are no claims that may affect the accident cost experience of the Company, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16 Intellectual Property.

(a) To the knowledge of the Company, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Company Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any intellectual property rights of any person, (ii) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of the Company’s or any its Subsidiaries’ rights to or in connection with the Company Intellectual Property, and (iv) to the knowledge of the Company, no third person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented (i) commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

Section 3.17 Properties.

(a) Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and defensible title to all of the Oil and Gas Interests reflected in the Company Reserve Reports as attributable to interests owned by the Company and its Subsidiaries, except for such Oil and Gas Interests sold, used or otherwise disposed of since December 31, 2011, other than as set forth in Section 3.17(a) of the Company Disclosure Schedule, in each case free and clear of all Liens other than Company Permitted Liens and Production Burdens. Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Oil and Gas Lease to which the Company or any of its Subsidiaries is a party is valid and in full force and effect, (ii) none of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any other party to any such Oil and Gas Lease has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of such Oil and Gas Lease, and (iii) none of the Company or any of its Subsidiaries has received written notice from the other party to any such Oil and Gas Lease that the Company or any of its Subsidiaries, as the case may be, has breached, violated or defaulted under any Oil and Gas Lease.

(b) Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, other than as to Oil and Gas Leases, either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each material lease and sublease and such title or contractual right sufficient to enable the Company or its Subsidiaries to conduct their operations as currently conducted pursuant thereto under each other occupancy agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of the Company or any of its Subsidiaries are conducted) (such property subject to a lease, sublease or other occupancy agreement, the “Company Leased Real Property” and such leases, subleases and other occupancy agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Company Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the lessee thereof in the operation of its business.

(c) Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Real Property Lease is valid, binding and in full force and effect, subject to the limitation of such enforcement by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”) and (B) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any Company Real Property Lease.

(d) Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon.

(e) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of the Company and its Subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.

(f) All of the Wells and all water, CO2 or injection wells located on the Oil and Gas Leases or Units of the Company or any of its Subsidiaries or otherwise associated with an Oil and Gas Interest of the Company or any of its Subsidiaries drilled and operated by the Company or a Subsidiary, and, to the knowledge of the Company, all such wells drilled or operated by third party operators have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Contracts and applicable Law, and all drilling and completion (and plugging and abandonment) of the Wells and such other wells and all related development, production and other operations conducted by the Company or a Subsidiary, and, to the knowledge of the Company, all such activities conducted by third party operators, have been conducted in compliance with all applicable Laws except, in each case, as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(g) All Oil and Gas Interests operated by the Company and its Subsidiaries have been operated in all material respects in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable Oil and Gas Leases and applicable Law.

(h) None of the material Oil and Gas Interests of the Company or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement.

(i) Except as may be contained in any Company Material Contract or any joint operating agreement to which the Oil and Gas Interests of the Company and its Subsidiaries

are subject, none of the Oil and Gas Interests of the Company or its Subsidiaries are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 3.18 Insurance. The Company and its Subsidiaries maintain insurance in such amounts and against such risks substantially as the Company believes to be customary for the industries in which it and its Subsidiaries operate and as the management of the Company has in good faith determined to be prudent and appropriate. All material insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by the Company or its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with the terms and provisions of all material insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement, and neither the Company nor any of its Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies.

Section 3.19 Opinion of Financial Advisor. The Company Special Committee has received the opinion of Evercore Group L.L.C. to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the aggregate Merger Consideration to be received by the holders of Company Common Stock (other than Pennsylvania and their respective Subsidiaries) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution of this Agreement by all parties, furnish an accurate and complete copy of said opinion to Parent solely for informational purposes. The Company and Parent have been authorized by Evercore Group L.L.C. to permit the inclusion of such opinion of Evercore Group L.L.C. in its entirety and references thereto in the Proxy Statement and the Schedule 13E-3, subject to prior review and consent by Evercore Group L.L.C.

Section 3.20 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans, the Collective Bargaining Agreements and agreements filed as exhibits to the Company SEC Documents as of the date of this Agreement and neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that (A) imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person or (B) contains an exclusivity or “most favored nation” clause that restricts the business of the Company or any of its Subsidiaries in a material manner;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of the Company or any of its Subsidiaries in an amount in excess of $5,000,000;

(iv) any Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by the Company and its Subsidiaries, in excess of $35,000,000;

(v) any material joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its Subsidiaries or among the Company’s Subsidiaries;

(vi) any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(vii) any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any person, other than (A) advances for expenses required under customary joint operating agreements and customary advances to operators of Oil and Gas Interests not covered by a joint operating agreement less than $25,000,000 or (B) any loan or capital contribution to, or investment in, (1) the Company or one of its wholly owned Subsidiaries, (2) any person (other than an officer, director or employee of the Company or any of its Subsidiaries) that is less than $500,000 to such person or (3) any officer, director or employee of the Company or any of its Subsidiaries that is less than $500,000 to such person;

(viii) any Contract providing for the sale by the Company or any of its Subsidiaries of Hydrocarbons that (A) excluding Contracts with market-based pricing mechanisms, has a remaining term of greater than 60 days and does not allow the Company or such Subsidiary to terminate it without penalty on 60 days’ notice or less or (B) contains a “take or pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(ix) any Contract relating to a currently producing property that provides for a call or option on production, or acreage dedication to a gathering, transportation or other arrangement downstream of the wellhead, covering in excess of 50 MMcf (or, in the case of liquids, in excess of 750 barrels) of Hydrocarbons per day (calculated on a yearly average basis);

(x) any Oil and Gas Lease that contains express provisions (A) obligating the Company or any of its Subsidiaries to drill Wells, pursuant to which the

Company or any Subsidiary would reasonably be expected to be required to expend $1,000,000 on any individual Oil and Gas Lease or $5,000,000 in the aggregate on all obligations under Oil and Gas Leases, (B) establishing bonus obligations in excess of $1,500,000 that were not satisfied at the time of leasing or signing and that remain payable, (C) requiring payments or providing for a change in terms upon a change in control of the lessee or (D) providing for a fixed term, even if there is still production in paying quantities;

(xi) any agreement other than Oil and Gas Leases pursuant to which the Company or any of its Subsidiaries has paid amounts associated with any Production Burden in excess of $10,000,000 during the immediately preceding fiscal year or with respect to which the Company reasonably expects that it will make payments associated with any Production Burden in any of the next three succeeding fiscal years that could, based on current projections, exceed $10,000,000 per year;

(xii) any agreement which is a joint development agreement, exploration agreement or acreage dedication agreement (excluding, in respect of each of the foregoing, customary joint operating agreements) that either (A) is material to the operation of the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to require the Company and its Subsidiaries to make expenditures in excess of $100,000,000 in the aggregate during the 12-month period following the date hereof;

(xiii) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by the Company or any of its Subsidiaries in excess of $10,000,000; and

(xiv) any material lease or sublease with respect to a Company Leased Real Property.

(xv) All contracts of the types referred to in clauses (i) through (xv) above are referred to herein as “Company Material Contracts.”

(b) Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in material breach of or default under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 3.21 Reserve Reports. The Company has delivered or otherwise made available to Parent true and correct copies of all material written reports requested or commissioned by the Company or its Subsidiaries and delivered to the Company or its Subsidiaries in writing on or before the date of this Agreement estimating the Company’s and such Subsidiaries’ proved oil and gas reserves prepared by any unaffiliated person (each, a

“Report Preparer”) concerning the Oil and Gas Interests of the Company and such Subsidiaries as of December 31, 2011 (the “Company Reserve Reports”). The factual, non-interpretive data provided by the Company and its Subsidiaries to each Report Preparer in connection with the preparation of the Company Reserve Reports that was material to such Report Preparer’s estimates of the proved oil and gas reserves set forth in the Company Reserve Reports was, to the knowledge of the Company, as of the time provided (or as modified or amended prior to the issuance of the Company Reserve Reports) accurate, and to the knowledge of the Company there were no material errors in the assumptions and estimates provided by the Company and its Subsidiaries to any Report Preparer in connection with their preparation of the Company Reserve Reports. The Company’s internal proved reserve estimates prepared by management for the year ended December 31, 2011 were not, taken as a whole, materially lower than the conclusions in such Company Reserve Reports. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Reports that, individually or in the aggregate, has had or would have a Company Material Adverse Effect.

Section 3.22 Finders or Brokers. Except for Evercore Group L.L.C., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.23 State Takeover Statutes. The Company Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated by this Agreement all potentially inapplicable state anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Company’s certificate of incorporation or bylaws, subject to receipt of the Company Stockholder Approval.

Section 3.24 No Additional Representations.

(a) The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in ARTICLE IV or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to the Company (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (ii) the future business and operations of Parent and its Subsidiaries, and the Company has not relied on such information or any other representation or warranty not set forth in ARTICLE IV.

(b) The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent and its Subsidiaries and acknowledges that the Company has been provided access for such purposes. Except for the representations and warranties expressly set forth in ARTICLE IV or in any certificate delivered to the Company by Parent and Merger Sub in accordance with the terms hereof, in entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Parent and Parent’s Subsidiaries, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, its Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or representatives that are not expressly set forth in ARTICLE IV or in any certificate delivered by Parent or Merger Sub to the Company, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE IV or in any certificate delivered by Parent or Merger Sub to the Company, (i) Parent does not make, or has not made, any representations or warranties relating to themselves or their businesses or otherwise in connection with the transactions contemplated hereby and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by Parent to make any representation or warranty relating to themselves or their business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in ARTICLE IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the forms, documents and reports filed or furnished prior to the date hereof by Parent or any of its Subsidiaries with the SEC (the “Parent SEC Documents”) (including any information set forth in any exhibit thereto but excluding any disclosures set forth in any risk factor section, any disclosure in any section relating to forward looking statements or any other statements that are predictive or primarily cautionary in nature other than historical facts included therein) or in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not impair in any material respect the ability of each of Parent and Merger Sub, as applicable, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Merger.

Section 4.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the Merger. Parent Board, acting in accordance with the recommendation of the Parent Special Committee, has approved this Agreement and the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and general principles of equitable relief.

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Exchange Act, and the rules promulgated thereunder, (iii) the Securities Act, and the rules promulgated thereunder, (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of the NYSE, (vi) the HSR Act and any antitrust, competition or similar laws outside of the United States, and (vii) the approvals set forth in Section 4.2(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not have, or be reasonably expect to have, individually or in the aggregate, a material adverse effect on Parent or Merger Sub.

(c) The execution and delivery by Parent and Merger Sub of this Agreement do not, and (assuming the Parent Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not impair in any material respect the ability of each of Parent and Merger Sub, as applicable, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Merger.

Section 4.3 Investigations; Litigation. As of the date hereof, except as would not have, individually or in the aggregate, a material adverse effect on Parent or Merger Sub, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against Parent or any of its Subsidiaries.

Section 4.4 Information Supplied. None of the information provided by or on behalf of Parent or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the date mailed to the Company’s stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein that were not specifically supplied in writing by or on behalf of Parent. The information supplied or to be supplied by Parent or the Trust for inclusion in the Form S-4 shall not, at the time the Form S-4 is filed with the SEC or at any time such document is amended or supplemented or declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 (solely with respect to the portion thereof based on information supplied or to be supplied by Parent or the Trust for inclusion therein, but excluding any portion thereof based on information supplied by the Company in writing expressly for inclusion therein, with respect to which no representation or warranty is made by Parent or the Trust) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and each such document required to be filed with any Governmental Entity will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

Section 4.5 Finders or Brokers. Neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission from the Company or any of its Subsidiaries or affiliates (other than Parent) in connection with or upon consummation of the Merger.

Section 4.6 Financing.

(a) Parent has delivered to the Company a true and complete copy (including all exhibits, schedules, annexes and amendments thereto and the related fee letters (redacted for provisions related to fees, pricing, “flex” terms (other than any “flex” term expressly permitted thereby to be disclosed to the Company), any other economic terms and other confidential terms but not, for the avoidance of doubt, as to any matters related to conditionality) of the executed debt commitment letters, dated as of the date of this Agreement, by and among certain of the Financing Sources and Parent providing for debt financing as described by such commitment letters (such commitment letters, including all such exhibits, schedules, annexes and amendments thereto and each related fee letter (redacted for provisions related to fees, pricing, “flex” terms (other than any “flex” term expressly permitted thereby to be disclosed to the Company), any other economic term and other confidential items but not, for the avoidance of doubt, as to any matters related to conditionality), collectively, the “Commitment Letters”), pursuant to which, upon the terms and subject to the conditions set forth or referred to therein, certain Financing Sources have agreed to lend the amounts set forth therein (the “Financing”), for the purpose of, inter alia, funding the Merger Consideration and the fees and expenses related thereto and pay for any refinancing of any outstanding indebtedness of the Company contemplated by this Agreement or the Commitment Letters. Assuming satisfaction of the conditions set forth in Section 6.1 and Section 6.3 and performance by the Company of its obligations under this Agreement, the proceeds to be disbursed pursuant to the agreements contemplated by the Commitment Letters and other cash available to Parent and its affiliates in the aggregate will be sufficient for Parent to pay the Merger Consideration and all related fees and expenses at the Closing.

(b) As of the date of this Agreement, each Commitment Letter is in full force and effect and is a valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity, including that equitable remedies are discretionary and may not be ordered), and is not subject to any conditions precedent related to the funding of the net proceeds of the Financing that are not set forth or otherwise contemplated in the copies of the Commitment Letters provided to the Company (it being understood that the related fee letters may be redacted by Parent by removing fees, pricing, “flex” terms (other than any “flex” term expressly permitted thereby to be disclosed to the Company), any other economic terms and other confidential terms, but not, for the avoidance of doubt, as to any matters related to conditionality).

(c) None of the Commitment Letters has been amended or modified prior to the date of this Agreement and the respective commitments contained therein have not been, to the knowledge of Parent, terminated, reduced, withdrawn or rescinded prior to the date of this Agreement.

(d) As of the date of this Agreement, none of the Financing Sources has notified Parent of its intention to terminate any Commitment Letter or not to provide the Financing.

(e) As of the date of this Agreement, Parent is not in default or breach under the terms and conditions of any Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach by Parent under the terms and conditions of any Commitment Letter. As of the date of this Agreement, Parent has no reason to believe that it or any other party thereto will be unable to satisfy any of the conditions to the Financing to be satisfied pursuant to each Commitment Letter on the Closing Date, provided that Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations or warranties set forth in ARTICLE III or non-compliance by the Company and its Affiliates with their respective obligations hereunder on any such condition to the Financing.

(f) As of the date of this Agreement, there are no side letters, understandings or other agreements relating to the Financing to which Parent or any of its Affiliates is a party that imposes conditions to the funding of the Financing, other than those set forth in the Commitment Letters.

(g) Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the Commitment Letters to be paid prior to the date of this Agreement.

Section 4.7 No Additional Representations.

(a) Parent and Merger Sub acknowledge that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in ARTICLE III or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (ii) the future business and operations of the Company and its Subsidiaries, and neither Parent nor Merger Sub has relied on such information or any other representations or warranties not set forth in ARTICLE III.

(b) Parent and Merger Sub have conducted their own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledge that Parent and Merger Sub have been provided access for such purposes. Except for the representations and warranties expressly set forth in ARTICLE III or in any certificate delivered to Parent and Merger Sub by the Company in accordance with the terms hereof, in entering into this Agreement, each of Parent and Merger Sub have relied solely upon its independent investigation and analysis of the Company and the Company’s Subsidiaries, and Parent and Merger Sub acknowledge and agree that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by the Company, its Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or representatives that are not expressly set forth in ARTICLE III or in any certificate delivered by Parent to the Company, whether or not such representations, warranties or statements were made in writing or orally. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in ARTICLE III or in any certificate delivered by the Company to Parent or Merger

Sub, (i) the Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in ARTICLE III.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) with the prior written consent of Parent, (iii) as may be expressly required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their material rights, franchises and Company Permits and preserve their relationships with customers and suppliers to the extent the preservation of such relationships is in the best interests of the Company; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) as may be consented to by Parent, (iii) as may be expressly contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company:

(A) shall not adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents, and shall not permit any of its Subsidiaries to adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents (other than in the event of a Charter Amendment Approval);

(B) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(C) except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by the Company or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to the Company or to any Subsidiary of the Company, and (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement;

(D) shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(E) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $5,000,000 in the aggregate, except (1) as contemplated by the Company’s fiscal 2012 budget and capital expenditure plan, previously provided to Parent (the “Company 2012 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2012 fiscal year) or (2) as made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; provided, however, that the Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(F) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of or encumber any properties or non-cash assets other than sales of property and/or assets in the ordinary course of business consistent with past practice with a value in excess of $10,000,000 in the aggregate, except (1) sales, transfers and dispositions of obsolete or worthless equipment, (2) sales, transfers and dispositions of inventory, commodities and produced Hydrocarbons, crude oil and refined products in the ordinary course of business, or (3) sales, leases, transfers or other dispositions made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(G) shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures in excess of $75,000,000 in the aggregate, except for (1) expenditures contemplated by the Company 2012 Budget (whether or not such capital expenditure is made during the 2012 fiscal year), (2) expenditures contemplated by the Company’s fiscal 2013 budget and capital expenditures plan, which shall not be greater than the expenditures contemplated by the Company 2012 Budget plus 10%, excluding extraordinary items contained in the Company 2012 Budget and including any rollover amount from the Company 2012 Budget, or (3) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(H) shall not, and shall not permit any of its Subsidiaries to, enter into any new Contract to sell Hydrocarbons other than in the ordinary course of business consistent with past practice, but in no event having a duration longer than 60 days unless it may be terminated by the Company or such Subsidiary without penalty on 60 days’ notice or less;

(I) except as required by applicable Law or the terms of any Company Benefit Plan existing and as in effect on the date of this Agreement, shall not, and shall not permit any of its Subsidiaries to, (1) establish, adopt, amend, modify or terminate (or commit to establish, adopt, amend, modify or terminate) any Collective Bargaining Agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock agreement, plan or arrangement covering any current or former directors, officers, employees, individual independent contractors or other individual service providers of the Company or any of its Subsidiaries or other existing Company Benefit Plan, (2) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, individual independent contractors or other individual service providers of the Company or its Subsidiaries, other than increases in base salary to employees who are not directors or officers in the ordinary course of business consistent with past practice, which shall not exceed 3% in the aggregate or 5% for any individual employee (in each case, on an annualized basis), (3) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than in the ordinary course of business, (4) enter into any new or modify any existing employment, severance, termination, retention or consulting agreement with any current or former directors, officers, employees, individual independent contractors or other individual service providers of the Company or any of its Subsidiaries, (5) accelerate any rights or benefits or, other than in the ordinary course of business, make any determinations or interpretations with respect to any Company Benefit Plan, (6) fund any rabbi trust or similar arrangement, (7) grant or amend any equity awards or (8) hire or terminate the employment or services of (other than for cause) any officer, employee, or individual independent contractor who has target annual compensation greater than $500,000;

(J) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(K) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) issuances of shares of Company Common Stock in respect of the exercise or settlement of any Company Stock Awards outstanding on the date hereof, (2) the sale of shares of Company Common Stock pursuant to the exercise of Company Options if necessary to effectuate an option direction upon exercise or for withholding of Taxes, or (3) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(L) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(M) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except (1) for any indebtedness incurred in the ordinary course of business, (2) for any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (3) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to the Company than such existing indebtedness, (4) for any guarantees by the Company of indebtedness of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of indebtedness of the Company or any Subsidiary of the Company, which indebtedness is incurred in compliance with this Section 5.1(b) and (5) with respect to any indebtedness not in accordance with clauses (1) through (4), for any indebtedness not to exceed $75,000,000 in aggregate principal amount outstanding at the time incurred by the Company or any of its Subsidiaries; provided, however, that in the case of each of clauses (1) through (5) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Company and its Subsidiaries, or, following the Closing, Parent and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Company or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(N) other than in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate, or waive any rights under any Company Material Contract or under any Company Permit, or enter into any new Contract which would be a Company Material Contract or which would reasonably be expected to, after the Effective Time, restrict or limit in any material respect Parent, the Company, the Surviving Corporation or any of their respective Affiliates from engaging in any business or competing in any geographic location with any person, except (i) in case of an emergency that, in the Company’s good faith determination, presents a reasonable likelihood of material property or environmental damage and/or any risk to human health or safety; (ii) in connection with terminations of employment or services in the ordinary course of business consistent with past practice; or (iii) Material Contracts in express furtherance of the Company 2012 Budget or 2013 budget;

(O) shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (1) equal to or lesser than the amounts reserved with respect thereto on the balance sheet as of September 30, 2012 included in the Company SEC Documents or (2) that do not exceed $2,000,000 in the aggregate;

(P) shall not make, change or revoke any material Tax election, change any material tax accounting method, file any material amended Tax return, enter into any closing agreement, request any material Tax ruling, settle or compromise any material Tax proceeding, or surrender any claim for a material refund of Taxes;

(Q) except as otherwise permitted by this Agreement or for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of the Company or any Subsidiary, other than (1) at stated maturity and (2) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof; and

(R) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (Q) of this Section 5.1(b).

Section 5.2 Access.

(a) For purposes of furthering the transactions contemplated hereby, the Company shall use commercially reasonable efforts to afford Parent and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors (including the employees, consultants and Representatives thereof), financing sources and agents and other representatives of Parent reasonable access during normal business hours and upon reasonable prior notice from Parent, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request for the purpose of facilitating the consummation of the Financing and the Merger. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any Contract to which the Company or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law. Neither Parent nor any of its officers, employees or representatives, shall be permitted to perform any onsite procedures (including an onsite study) with respect to any property of the Company or any of the Company’s Subsidiaries without the Company’s prior written consent.

(b) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality agreement, dated as of July 11, 2012, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.3 Non-Solicitation by the Company.

(a) Except as expressly permitted by this Section 5.3, the Company shall, shall cause each of its Affiliates and its and their respective officers, directors and employees to, and shall direct the agents, financial advisors, investment bankers, attorneys, accountants and other representatives (collectively, “Representatives”) of the Company or any of its Affiliates to: (A) immediately cease any ongoing solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Company Takeover Proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any person that has executed a confidentiality or non-disclosure agreement within the 24-month period prior to the date of this Agreement in connection with any actual or potential Company Takeover Proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such person or its Representatives and (B) until the Effective Time or, if earlier, the Termination Date, not, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 5.3 and to limit its conversation or other communication exclusively to such referral), or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal. Except to the extent necessary to take any actions that the Company or any third party would otherwise be permitted to take pursuant to this Section 5.3 (and in such case only in accordance with the terms hereof) or with respect to the Standstill Waivers, (A) the Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, (1) any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or (2) any confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party other than, with respect to this clause (2), any waiver, amendment, modification or permission under a confidentiality provision that does not, and would not be reasonably likely to, facilitate, encourage or relate in any way to a Company Takeover Proposal or a potential Company Takeover Proposal and (B) the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (1) enforce the confidentiality and standstill provisions of any such agreement, and (2) immediately take all steps within their power necessary to terminate any waiver that may have been heretofore granted, to any person other than Parent or any of Parent’s Affiliates, under any such provisions.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time from and after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company, directly or indirectly receives a bona fide, unsolicited written Company Takeover Proposal from any person that did not result from the Company’s, its Affiliates’ or the Company’s or its Affiliates’ Representatives breach of Section 5.3 and if the Company Board, acting upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of its Independent Directors, determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, then the Company may, directly or indirectly, (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, Contracts, books and records of the Company and its Subsidiaries, to the person who has made such Company Takeover Proposal and its Representatives and potential sources of financing; provided, that the Company shall substantially concurrently with the delivery to such person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Parent and (B) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal and its Representatives and potential sources of financing regarding such Company Takeover Proposal (including, as a part thereof, making counterproposals). “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable to the Company than those applicable to Parent that are contained in the Confidentiality Agreement, provided that such confidentiality agreement (x) shall not prohibit compliance by the Company with any of the provisions of this Section 5.3 and (y) may contain a less restrictive standstill restriction.

(c) The Company shall promptly (and in no event later than 24 hours after receipt) notify, orally and in writing, Parent after receipt by the Company or any of its Representatives of any Company Takeover Proposal, including of the identity of the person making the Company Takeover Proposal and the material terms and conditions thereof, and shall promptly (and in no event later than 24 hours after receipt) provide copies to Parent of any written proposals, indications of interest, and/or draft agreements relating to such Company Takeover Proposal. The Company shall keep Parent reasonably informed, on a prompt basis, as to the status of (including changes to any material terms of, and any other material developments with respect to) such Company Takeover Proposal (including by promptly (and in no event later than 24 hours after receipt) providing to Parent copies of any additional or revised written proposals, indications of interest, and/or draft agreements relating to such Company Takeover Proposal). The Company agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.3.

(d) Except as expressly permitted by this Section 5.3(d) and, with respect to (i)(A) and (i)(B) of this sentence only, Section 5.3(e), the Company Board shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (it being understood that the Company Board may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Company Adverse Recommendation Change) or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to stockholders of the Company a Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(b)). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, the Company Board may, acting upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of its Independent Directors make a Company Adverse Recommendation Change if, after receiving a bona fide, unsolicited Company Takeover Proposal that did not result from a breach of Section 5.3, the Company Board, acting upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of its Independent Directors, has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (i) such Company Takeover Proposal constitutes a Company Superior Proposal and (ii) in light of such Company Takeover Proposal, the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that, prior to making such Company Adverse Recommendation Change, (A) the Company has given Parent at least four (4) business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal) and has contemporaneously provided to Parent a copy of the Company Superior Proposal, a copy of any proposed transaction agreements with the person making such Company Superior Proposal and a copy of any financing commitments relating thereto (or, if not provided in writing to the Company, a written summary of the material terms thereof), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (C) following the end of such notice period, the Company Board, acting upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of its Independent Directors, shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the four (4) business day period notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (1) two business days and (2) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time the Company shall be required to comply with the requirements of this Section 5.3(d) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso; and provided, further, that the Company has complied in all material respect with its obligations under this Section 5.3.

(e) Other than in connection with a Company Superior Proposal (which shall be subject to Section 5.3(d) and shall not be subject to this Section 5.3(e)), nothing in this Agreement shall prohibit or restrict the Company Board from making a Company Adverse Recommendation Change in response to an Intervening Event if the Company Board, acting upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of its Independent Directors, has determined in good faith, after consultation with its outside legal counsel, that the failure of the Company Board to make a Company Adverse Recommendation Change would reasonably be likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that, prior to making such Company Adverse Recommendation Change, (A) the Company has given Parent at least four (4) business days prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period after giving any such notice, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would not permit the Company Board to make a Company Adverse Recommendation Change pursuant to this Section 5.3(e), (C) following the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that failure to make a Company Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law and (D) in the event of each and every change to the material facts and circumstances relating to such Intervening Event, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the four (4) business day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (1) two business days and (2) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)), during which time the Company shall be required to comply with the requirements of this Section 5.3(e) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.

(f) Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if, in the determination in good faith of the Company Board, acting upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of its Independent Directors, after consultation with outside counsel, the failure so to disclose would reasonably be likely to be inconsistent with the fiduciary duties under applicable Law or obligations under applicable federal securities Law of the Company Board; provided, that any such position or disclosure (other than any “stop, look and listen” communication that includes a reaffirmation of the Company Recommendation) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly and concurrently reaffirms the Company Recommendation.

Section 5.4 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement, Parent shall, and shall cause the Trust to, prepare and file with the SEC the Form S-4 and the Company and Parent shall jointly prepare and file the Schedule 13E-3 with the SEC, and the Company and Parent shall cooperate with each other in connection with the preparation of the foregoing. Parent shall reasonably cooperate with the Company in the preparation of the Proxy Statement and the Schedule 13E-3, including by providing the Company with any information regarding Parent or Merger Sub that is reasonably required to be included in the Proxy Statement or the Schedule 13E-3. The Company shall reasonably cooperate with Parent and the Trust in the preparation of the Form S-4, including by providing Parent and the Trust with any information regarding the Company or its properties or assets that is reasonably requested by Parent and required to be included in the Form S-4. The Company shall use its reasonable best efforts to respond to any comments of the SEC or its staff, to clear the preliminary Proxy Statement and the Schedule 13E-3 with the SEC as promptly as practicable after filing and to cause the Proxy Statement and Schedule 13E-3 to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC (or as otherwise directed by Parent with respect to coordinating with the mailing of the Form S-4). Parent and the Trust shall use their reasonable best efforts to respond to any comments of the SEC or its staff, to have the Form S-4 declared effective by the SEC as promptly as practicable after filing, and to cause the Form S-4 to be mailed to the Company’s stockholders as promptly as practicable after it is declared effective. Each of the Company and Parent will advise the other party, promptly after it receives notice thereof, of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, the Schedule 13E-3 or the Form S-4, as applicable, or comments thereon or responses thereto or requests by the SEC or its staff for additional information. The Company will promptly provide Parent with copies of all correspondence between the Company (or its Representatives) and the SEC (or its staff) regarding the Proxy Statement, the Schedule 13E-3 or the Merger. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Proxy Statement or the Schedule 13E-3 will be made by the Company, without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon (and the Company shall give reasonable consideration to all reasonable comments suggested by Parent, Merger Sub or their counsel). If at any time prior to the Company Stockholders’ Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, the Company shall as promptly as reasonably practicable prepare and mail to its stockholders such an amendment or supplement.

(b) As promptly as reasonably practicable following the clearance of the Proxy Statement and the Schedule 13E-3 by the SEC and the declaration of effectiveness of the Form S-4, the Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders (including any postponement or adjournment thereof) for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”). Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Stockholders’ Meeting without Parent’s consent; provided that without Parent’s consent, the Company may adjourn or postpone the Company Stockholders Meeting after consultation with Parent (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement, Form S-4 or Schedule 13E-3 is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders’ Meeting or (ii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or to solicit additional proxies and votes in favor of adoption of this Agreement if sufficient votes to constitute the Company Stockholder Approval have not been obtained. Subject to making a Company Adverse Recommendation Change, the Company Board shall recommend the adoption of this Agreement and shall take all lawful action to solicit such adoption of this Agreement. In the event that subsequent to the date hereof, the Company Board determines to make a Company Adverse Recommendation Change, the Company shall nevertheless submit this Agreement to the holders of the Company Common Stock for adoption at the Company Stockholders’ Meeting and take all other action necessary or advisable to solicit the vote or consent of its stockholders required by the rules of the NYSE or applicable law, and shall not submit to the vote of its stockholders any Company Takeover Proposal other than the Merger unless this Agreement shall have been terminated in accordance with its terms prior to such meeting.

(c) At the Company Stockholders’ Meeting or any postponement or adjournment thereof, Parent and Merger Sub shall vote, or cause to be voted, all of the shares of Company Common Stock then beneficially owned by either of them or any of their Subsidiaries and controlled affiliates in favor of the adoption of this Agreement.

(d) As promptly as reasonably practicable following the date of this Agreement, Parent will cause the Trust to prepare and file with the SEC a shelf registration statement on any appropriate form under the Securities Act (the “Shelf Registration Statement”) relating to the transfer of Royalty Trust Units to holders of Company Convertible Securities upon conversion of such holders’ Company Convertible Securities. Parent shall reasonably cooperate with the Trust in the preparation of the Shelf Registration Statement, including by providing the Trust with any information regarding Parent, the Company or their respective properties or assets that is reasonably requested by Parent and required to be included in the Shelf Registration

Statement. Parent and the Trust shall use their reasonable best efforts to respond to any comments of the SEC or its staff, to have the Shelf Registration Statement declared effective by the SEC as promptly as practicable after filing but in no event later than the Effective Time, and to cause the Shelf Registration Statement to remain continuously effective until the earlier of (i) the conversion, exchange, repurchase or redemption of all Company Convertible Securities or (ii) the maturity of each series of Company Convertible Securities.

Section 5.5 Employee Matters.

(a) Effective as of the Effective Time and for a period of one year thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, to employees of the Company or its Subsidiaries who continue to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries following the Effective Time (the “Company Employees”) for so long as the applicable Company Employee remains employed by Parent or the Surviving Corporation, compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits paid and provided to similarly situated employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries); provided, that for purposes of the foregoing sentence the Company Benefit Plans provided to employees of the Company as of immediately prior to the Effective Time shall remain in place and be deemed to be substantially comparable, on an aggregate basis, to those provided to similarly situated employees of Parent and its Subsidiaries for purposes of this sentence, it being understood that the Company Employees may commence participation in Parent’s benefit plans on different dates following the Effective Time with respect to different benefit plans.

(b) Following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Corporation or their Subsidiaries in which the Company Employees are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each Company Employee with the Company and its Subsidiaries and all of their respective predecessor entities prior to the Closing Date for purposes of eligibility, vesting and benefit accrual rates or contribution rates under such Post-Closing Plans, in each case, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Company Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) apply for benefit accrual purposes of any defined benefit retirement plan or plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a Company Employee with respect to the same period of service, (iii) apply for purposes of any plan, program or arrangement (x) under which similarly-situated employees of Parent and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Company Employee is first eligible to participate, Parent shall use reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time, and (B) credit each Company Employee for an amount equal to any medical, dental or vision expenses incurred by such Company Employee in the year that includes the

Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate in such Post-Closing Plan) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan to the extent such expenses would have been credited under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time, subject to the applicable information being provided to Parent. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(c) Notwithstanding anything contained in this Agreement to the contrary, following the Effective Time, while employed by Parent or the Surviving Corporation, the Company Employees whose employment is governed by a Collective Bargaining Agreement shall be provided compensation and benefits pursuant to the terms of the applicable Collective Bargaining Agreement as in effect from time to time.

(d) If requested by Parent in writing delivered to the Company not less than ten (10) business days before the Closing Date, the Board of Directors of the Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate, subject to the consummation of the transactions contemplated by this Agreement, and effective as of immediately prior to the Effective Time, the McMoRan Exploration Co. Employee Capital Accumulation Program (the “Company 401(k) Plan”). Following the Effective Time, the assets of the Company 401(k) Plan shall be distributed to the participants, and Parent shall permit the Company Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) to Parent’s 401(k) plan. Individual account balances shall be valued as of the date of transfer, and the transfer shall be in cash, except that outstanding loan balances shall be transferred in the form of notes or other documentation evidencing such loans.

(e) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor all accrued and vested benefits under the Company Benefit Plans in accordance with their terms as in effect immediately before the Effective Time and applicable Law as such agreements and arrangements may be modified or terminated in accordance with their terms from time to time.

(f) Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Surviving Corporation, the Company or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or affiliates; or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or affiliates to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.5 shall create any third party beneficiary rights in any Company Employee or current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 5.6 Regulatory Approvals; Efforts.

(a) Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger, (ii) the satisfaction of the conditions to consummating the Merger, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information and documentary material required under the HSR Act) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Additionally, each of Parent, Merger Sub and the Company shall use reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Entity necessary to be obtained prior to Closing. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Merger, the parties hereto shall use reasonable best efforts to effect such transfers.

(b) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.6. In that regard, prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any communication from any Governmental Entity regarding the Merger, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed communication with any such Governmental Entity. If any party to this Agreement or any Representative of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Merger, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in substantial compliance with such request. Neither party shall participate in any meeting or teleconference with any Governmental Entity where material issues would likely be discussed in connection with this Agreement and the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Each party shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 5.6 may be redacted (i) to remove references concerning the valuation of the Company and the Merger or other confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

(c) The Company and Parent shall use reasonable best efforts to file, as promptly as practicable, but in any event no later than ten (10) business days after the date of this Agreement, all notifications required under the HSR Act. In the event that the parties receive a request for information or documentary material pursuant to the HSR Act (a “Second Request”), the parties will use their respective reasonable best efforts to respond to such Second Request as promptly as practicable, and counsel for both parties will closely cooperate during the entirety of any such Second Request review process.

(d) In furtherance, and not in limitation of the foregoing, Parent shall (and shall use reasonable best efforts to cause Pennsylvania to) take any and all action necessary to obtain expiration or early termination of the waiting period under the HSR Act with respect to the transactions contemplated by this Agreement and the Pennsylvania Merger Agreement, including but not limited to: (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating, entering into or modifying existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; or (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries (each a “Divestiture Action”) in an effort to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger. Parent may condition the entry of a Divestiture Action on consummation of the Merger. In the event a Governmental Entity institutes (or threatens to institute) any action challenging the transactions contemplated by this Agreement as violative of any U.S. antitrust law, Parent and the Company shall cooperate and use reasonable best efforts to vigorously contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger, including by pursuing administrative or judicial appeal, and Parent shall take all action necessary, including but not limited to any Divestiture Action, in an effort to resolve such action so as to permit such consummation prior to the End Date. To assist Parent in complying with its obligations set forth in this Section, at Parent’s request the Company shall, and shall cause its Subsidiaries to, enter into one or more agreements prior to the Closing with respect to any

Divestiture Action; provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action shall be conditioned upon the Closing. Notwithstanding anything in this Agreement to the contrary, nothing in this Section or elsewhere shall require, or be deemed to require, Parent to take or agree to take any Divestiture Action if doing so would, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect or a material adverse effect on Parent.

(e) Notwithstanding anything to the contrary contained herein, the parties agree that it is Parent’s sole right to devise the strategy for all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission of information, application or similar filing subject to this Section 5.6.

Section 5.7 Takeover Statutes. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8 Public Announcements. Parent and the Company shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with each other before issuing any press release or public statement with respect to the Merger and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 5.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former, directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and bylaws or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect immediately prior to the

Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation’s certificate of incorporation and bylaws in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with the Company Organizational Documents to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance and fiduciary liability insurance coverage in effect as of the date hereof by the Company and its Subsidiaries, in either case, of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage with respect to matters existing or arising on or before the Effective Time; provided, however, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. Notwithstanding anything to the contrary herein, the Company may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the

Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that such “tail policy” shall provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the Indemnified Parties than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage in effect as of the date hereof by the Company and its Subsidiaries; provided further in no event shall the cost of such policy, if purchased by the Company, exceed six (6) times the Maximum Amount and, if such a “tail policy” is purchased, Parent shall have no further obligations under this Section 5.9(c). The Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.

(f) The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.9 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.9 applies shall be third-party beneficiaries of this Section 5.9, and (ii) this Section 5.9 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and the Surviving Corporation and their respective successors and assigns.

(g) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.9.

Section 5.10 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11 Financing and Financing Cooperation.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to arrange, and obtain the Financing on the terms and conditions described in the Commitment Letters by the Closing, including using reasonable best efforts to (i) maintain in effect each Commitment Letter (provided that such Commitment Letters may be amended, supplemented, modified and replaced as set forth below), (ii) satisfy on a timely basis all conditions applicable to Parent to the funding of the Financing set forth in each Commitment Letters and within Parent’s control (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information to Parent) and (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letters (including any “flex” provisions), or terms and conditions not materially less favorable (taken as a whole) to Parent than the terms and conditions contemplated by each Commitment Letters (including any “flex” provisions) which terms and conditions would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Merger.

(b) Prior to the Closing, Parent shall not, and shall not permit Merger Sub to, agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its material rights under, any Commitment Letter without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Parent and Merger Sub may, without the Company’s prior written consent (x) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of any Commitment Letter that does not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Merger; and (y) amend, replace, supplement or otherwise modify any Commitment Letter (subject to the terms and conditions thereof) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed such Commitment Letters as of the date of this Agreement. Upon any such amendment, replacement, supplement or modification, the term “Commitment Letters” shall include any such Commitment Letter as so amended, replaced, supplemented or modified. For the avoidance of doubt, each of Parent and Merger Sub may, if it so determines in its discretion, arrange for alternative financing for the Merger from a third party or parties reasonably satisfactory to Parent (and thereafter the “Commitment Letter” (as modified in singular form if the context requires) and the “Financing” as defined herein shall refer to such financing commitment in respect of such alternative financing) on terms and conditions not materially less favorable to Parent (taken as a whole), if such alternative financing does not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Merger. If any such alternate financing is obtained Parent shall promptly and in any event within one Business Day provide the Company with a copy of any new financing commitment (redacted for provisions related to fees, pricing, “flex” terms, any other economic terms and other confidential terms but not, for the avoidance of doubt, as to any matters related to conditionality) that provides for such alternative financing.

(c) In the event any portion of the Financing becomes unavailable on the terms and conditions described in or contemplated by the Commitment Letters (including the “flex” provision) for any reason, or Parent and Merger Sub determines in their discretion, to arrange for alternative financing for the Merger from a third party or parties reasonably satisfactory to Parent on terms and conditions not materially less favorable to Parent (taken as a whole), provided that such alternative financing does not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from the same or alternative sources reasonably satisfactory to Parent (the “Alternative Financing”) in an amount sufficient and on terms and conditions not materially less favorable (taken as a whole) than those described in the Commitment Letters (which terms and conditions would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Merger) to enable Parent to fund the payment of the cash component of the aggregate Merger Consideration (and thereafter the “Commitment Letters” and the “Financing” as defined herein shall refer to such financing commitment for the Alternative Financing). If an Alternative Financing is required in accordance with this Section 5.11, Parent shall promptly, and in any event within one Business Day provide the Company with a copy of any new financing commitment (redacted for provisions related to fees, pricing, “flex” terms, any other economic terms and other confidential terms but not, for the avoidance of doubt, as to any matters related to conditionality) that provides for such Alternative Financing, and thereafter the “Commitment Letters” (as modified to singular form if the context requires) as defined herein shall refer to such financing commitment in respect of the Alternative Financing.

(d) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries and their respective Representatives to (at the sole expense of Parent), provide all cooperation that is usual and customary for similar financings and otherwise as may be reasonably necessary, proper or advisable in connection with the Financing or any Alternative Financing by Parent or any of its affiliates in connection with the Merger as may be reasonably requested by Parent or its Representatives. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries and their respective Representatives to (i) furnish, as promptly as practicable, the report of the Company’s auditor on the most recently available audited consolidated financial statements of the Company and its Subsidiaries and use its reasonable best efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice and use reasonable best efforts to cause such auditor to provide customary comfort letters (which shall provide “negative assurance” comfort) to the underwriters, initial purchasers or placement agents, as applicable, in connection with any such Financing or Alternative Financing; (ii) furnish, as promptly as practicable (A) any financial statements, schedules or other financial data or information relating to the Company and its Subsidiaries reasonably requested by Parent or its Representatives as may be necessary, proper or advisable to consummate the Financing or the Alternative Financing, including financial statements, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering or as may be necessary, proper or advisable to consummate the offering(s) of debt securities contemplated by the Commitment Letters, and (B) drafts of such “comfort” letters which such independent accountants are prepared to issue upon completion of customary procedures, each in form and substance customary for offering(s) of debt securities contemplated by the Commitment Letters; (iii) use commercially reasonable efforts to facilitate contact between (x) senior management and advisors, including auditors, of the Company and (y) the proposed lenders, lead arrangers, bookrunners, underwriters, initial purchasers or placement agents, as applicable, and/or Parent’s or any of its affiliate’s auditors in connection with, the

Financing or any Alternative Financing, at reasonable times and upon reasonable advance notice; (iv) use commercially reasonable efforts to make available, at reasonable times and upon reasonable advance notice, the necessary employees and advisors of the Company and its Subsidiaries to provide reasonable assistance with the preparation of business projections, financing documents and offer materials by Parent and its affiliates; (v) provide customary information, documents, authorization letters and certificates, enter into agreements and take other actions that are or may be customary in connection with the Financing or any Alternative Financing (including all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations); (vi) use commercially reasonable efforts to provide assistance in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda, private placement memoranda, and other marketing and syndication materials (including with respect to the presence or absence of material non-public information and the accuracy of the information contained therein) reasonably requested by Parent or any of its affiliates; (vii) use commercially reasonable efforts to assist Parent in ensuring that the syndication efforts benefit from the existing banking relationships of the Company and its Subsidiaries; (viii) permit the reasonable use by Parent and its Affiliates of the Company’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, of financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks; (ix) participate as necessary in a reasonable number of meetings, presentations, customary one-on-one sessions and road shows with parties acting as lead arrangers, bookrunners, underwriters, initial purchasers or other agents for, and prospective lenders and investors of, the Financing or any Alternative Financing and in drafting sessions and due diligence sessions, as applicable (including the reasonable participation in such meetings by the Company’s senior management with appropriate seniority and expertise); (x) use commercially reasonable efforts to assist in procuring any necessary rating agency ratings or approvals and participating in a reasonable number of sessions with rating agencies; (xi) delivering any certificates or similar documents as may be reasonably requested by Parent; and (xii) not commence or effect any offering, placement or arrangement of any debt securities or bank financing competing with the proposed financing of Parent and its Affiliates (and not permit any such offering, placement or arrangements to occur on its behalf); provided that (x) none of the Company or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Financing or any Alternative Financing or to take any action that would be prohibited by any applicable Law or cause a default of, or breach under, or otherwise violate any Company Material Contract, in each case except for any payment, incurrence or action that is conditioned upon, and shall not take effect until, the Effective Time, and (y) no obligations of the Company or any of its Subsidiaries under any certificate, opinion, contract, indenture or other document or instrument delivered pursuant to this Section 5.11 shall be effective until the Effective Time, and none of the Company or any of its Subsidiaries shall be required to take any action pursuant to this Section 5.11 under any certificate, opinion, contract, indenture or other document or instrument that is not contingent upon the Closing or that would be effective prior to the Effective Time. The Company will use commercially reasonable efforts to provide to Parent and the Financing Sources such information as may be reasonably necessary so that the marketing materials as they relate to the Company and its affiliates are complete and correct in all material respects.

(e) The Company shall use reasonable best efforts to (i) obtain drafts of customary payoff letters from third-party lenders and trustees with respect to the indebtedness of the Company and its Subsidiaries specified in Section 5.11 of the Company Disclosure Letter no later than five business days prior to the Effective Time and (ii) deliver or cause to be delivered executed versions of such payoff letters to Parent promptly thereafter, and in any event no later than two business days prior to the Effective Time. At the Effective Time, subject to Parent making available necessary funds to do so, the Company shall use all reasonable best efforts to, and to cause its Subsidiaries to, permanently (x) terminate the indebtedness specified in Section 5.11 of the Company Disclosure Letter and all related contracts to which the Company or any of its Subsidiaries is a party and (y) make satisfactory arrangements for the release of any Encumbrances on assets relating to such terminated indebtedness.

(f) Notwithstanding anything in this Section 5.11 to the contrary, in fulfilling its obligations pursuant to this Section 5.11, (i) none of the Company, its Subsidiaries or its Representatives shall be required to pay any commitment or other fee, provide any security or incur any other liability in connection with any financing prior to the Effective Time, (ii) any requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (iii) Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. Parent shall indemnify and hold harmless the Company and its Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such financing (other than to the extent related to information provided by the Company, its Subsidiaries or their respective Representatives), except in the event such loss or damage arises out of or results from the gross negligence, willful misconduct, bad faith or intentional breach of its obligations hereunder by the Company or its Subsidiaries.

Section 5.12 Standstill Waivers. The Company shall not take any action which would reasonably be expected to have the effect of revoking, modifying or terminating the Standstill Waivers; provided that upon termination of this Agreement in accordance with Section 7.1, the Standstill Waivers shall not be applicable and shall have no force or effect (except that the Standstill Waivers with respect to the transactions contemplated by the Pennsylvania Merger Agreement shall be irrevocable, and shall survive any termination of this Agreement).

Section 5.13 Transaction Litigation. The Company shall give Parent the opportunity to participate (at Parent’s expense and subject to a customary joint defense agreement) in the Company’s defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any stockholder of the Company relating to this Agreement, the Merger, or any other transaction contemplated hereby without the prior written consent of Parent.

Section 5.14 Section 16 Matters. Assuming that the Company delivers to Parent, in a timely fashion prior to the Effective Time, all requisite information necessary for Parent to take the actions contemplated by this Section 5.14, the Company and Parent each shall take all such steps as may be necessary or appropriate to ensure that (a) any dispositions of Company Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act, and (b) any acquisitions of Royalty Trust Units resulting from the Merger and the other transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Obligations of Parent and Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under or related to this Agreement in accordance with and subject to the terms and conditions set forth in this Agreement.

Section 5.16 Royalty Trust Units. The Company and Parent shall (and Parent shall cause the Trust to) take such actions as are required to effect the Trust in accordance with this Agreement and the Term Sheet. Parent shall cause the Royalty Trust Units to be issued in the Merger, reserved for issuance in connection with the Merger or reserved for issuance in connection with any conversion of Company Convertible Securities, to be approved for listing on the New York Stock Exchange or NASDAQ, subject, if applicable, to official notice of issuance, prior to the Closing.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case that prohibits the consummation of the Merger or any related transaction.

(c) All waiting periods applicable to the Merger under the HSR Act shall have expired or been terminated.

(d) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) The Company and Parent shall have delivered, or cause to be delivered, to each other a duly executed Trust Agreement.

(f) The Royalty Trust Units to be issued in the Merger shall have been authorized for listing on the New York Stock Exchange or NASDAQ, subject to official notice of issuance.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality” and similar qualifiers contained in such representations and warranties) have not and would not, in individually or in the aggregate, have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer of its general partner, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company set forth in (i) this Agreement (other than in the first and second sentence of Section 3.2(a), Section 3.2(b) and Section 3.10(b)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) the first and second sentence of Section 3.2(a) and Section 3.2(b) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, and (iii) Section 3.10(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s willful and intentional material breach of any material provision of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company, Parent and Merger Sub duly authorized (i) with respect to Parent and Merger Sub, by their respective boards of directors or other governing body, and (ii) with respect to the Company, by the Company Board upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of the Company’s Independent Directors;

(b) by either the Company (duly authorized by the Company Board upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of the Company’s Independent Directors) or Parent, if the Merger shall not have been consummated on or prior to June 5, 2013 (the “End Date”); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 6.1(b), Section 6.1(c) or Section 6.1(d), shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by either Parent or the Company from time to time by written notice to the other party up to a date not beyond September 5, 2013, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement.

(c) by either the Company (duly authorized by the Company Board upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of the Company’s Independent Directors) or Parent, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if such injunction was due to the failure of such party to perform any of its obligations under this Agreement;

(d) by either the Company (duly authorized by the Company Board upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of the Company’s Independent Directors) or Parent, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e) by the Company (duly authorized by the Company Board upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of the Company’s Independent Directors), if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent does not cure such breach or failure within forty-five (45) calendar days after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained herein such that a condition set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied);

(f) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, the Company does not cure such breach or failure within forty-five (45) calendar days after receiving written notice from Parent describing such breach or failure in reasonable detail (provided that Parent is not then in breach of any representation, warranty, covenant or other agreement contained herein such that a condition set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied); and

(g) by Parent prior to receipt of the Company Stockholder Approval in the event of a Company Adverse Recommendation Change.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of Section 7.3 and ARTICLE VIII), and there shall be no other liability on the part of the Company or Parent to the other except as provided in Section 7.3 and liability arising out of or the result of, fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in this Agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Breakup Fee; Expenses.

(a) If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(d) or by Parent pursuant to Section 7.1(g) as a result of a Company Adverse Recommendation Change due to an Intervening Event, the Company shall pay Parent up to $19,500,000 in respect of Parent’s expenses in connection with this Agreement (the “Expense

Reimbursement”), by wire transfer (to an account designated by Parent) in immediately available funds within two business days after such termination. If this Agreement is terminated (i) by Parent pursuant to Section 7.1(g) as a result of a Company Adverse Recommendation Change due to a Company Superior Proposal, or (ii) by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d), and in the case of any termination pursuant to this clause (ii), (A) a Company Takeover Proposal shall have been publicly announced or shall have become publicly known, and not withdrawn at least fifteen (15) business days prior to the Company Stockholders’ Meeting and (B) at any time on or prior to the twelve month anniversary of such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Company Takeover Proposal or the transactions contemplated by any Company Takeover Proposal are consummated, the Company shall pay Parent the Termination Fee (less any amounts previously paid to Parent in respect of the Expense Reimbursement), by wire transfer (to an account designated by Parent) in immediately available funds (1) in the case of clause (i), within two business days of such termination, in the case of clause (ii) the Expense Reimbursement within two business days of such termination and the Termination Fee (less any amounts previously paid to Parent in respect of the Expense Reimbursement) upon the earlier of entering into such definitive agreement with respect to a Company Takeover Proposal or the consummation of the transactions contemplated by a Company Takeover Proposal. “Termination Fee” shall mean a cash amount equal to $98,000,000. Notwithstanding anything to the contrary in this Agreement, if the Termination Fee shall become due and payable in accordance with this Section 7.3(a), from and after such termination and payment of the Termination Fee pursuant to and in accordance with this Section 7.3(a), the Company shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 7.3(a), except in the case of fraud or a willful and material breach by the Company of this Agreement. Each of the parties hereto acknowledges that the Termination Fee and Expense Reimbursement are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Termination Fee and/or Expense Reimbursement are due and payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to more than one payment of the Termination Fee in connection with a termination of this Agreement pursuant to which the Termination Fee is payable, and if the Termination Fee is payable at such time as Parent has already received payment from the Company in respect of Expense Reimbursement, the amount of Expense Reimbursement actually received by Parent shall be deducted from the Termination Fee.

(b) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 7.3(a), then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced and (ii) the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except that the agreements set forth (i) in this ARTICLE VIII shall survive the Effective Time and the termination of this Agreement, as applicable, indefinitely, (ii) in ARTICLE II (Conversion of Shares; Exchange of Certificates) and Section 5.9 (Indemnification and Insurance) shall survive the Effective Time and (iii) in Section 5.8 (Public Announcements), Section 5.12 (Standstill Waivers) (only with respect to the transactions contemplated by the Pennsylvania Merger Agreement), Section 7.2 (Effect of Termination) and Section 7.3 (Breakup Fee; Expenses) shall survive termination of this Agreement indefinitely.

Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided, however, that Parent and the Company shall each pay one-half of all filing fees required under the HSR Act.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law. NOTWITHSTANDING THE FOREGOING, WITH RESPECT TO ANY CLAIM, SUIT, ACTION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, INVOLVING ANY FINANCING SOURCES UNDER THE FINANCING OR ANY AFFILIATE THEREOF ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE FINANCING, ANY REPLACEMENT OR ALTERNATIVE FINANCING, THE COMMITMENT LETTERS, THE COMMITMENT LETTERS IN RESPECT OF ANY REPLACEMENT OR ALTERNATIVE FINANCING OR THE PERFORMANCE OF SERVICES THEREUNDER, THE PARTIES HERETO AGREE THAT (I) SUCH CLAIMS, SUITS, ACTIONS OR PROCEEDINGS SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN THE CITY AND COUNTY OF NEW YORK,

AND (II) THEY SHALL NOT BRING OR PERMIT ANY OF THEIR AFFILIATES TO BRING OR SUPPORT ANYONE ELSE IN BRINGING ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING IN ANY OTHER COURT.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY DISPUTE ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THE FINANCING OR ANY REPLACEMENT OR ALTERNATIVE FINANCING, THE COMMITMENT LETTERS, ANY COMMITMENT LETTERS IN RESPECT OF ANY REPLACEMENT OR ALTERNATIVE FINANCING OR THE PERFORMANCE THEREOF) OR THE ACTIONS OF PARENT, MERGER SUB, THE FINANCING SOURCES OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by an courier (with confirmation of delivery); in each case to the party to be notified at the following address:

To Parent or Merger Sub:

Freeport-McMoRan Copper & Gold Inc.
333 North Central Avenue
Phoenix, Arizona 85004
Facsimile: (602) 366-7691
Attention: General Counsel

with copies to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile: (212) 403-2000
Attention: David E. Shapiro, Esq.
Email: deshapiro@wlrk.com

To the Company:

McMoRan Exploration Co.
1615 Poydras Street
New Orleans, Louisiana 70112
Facsimile: (504) 585-3513
Attention: General Counsel

with copies to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Facsimile: (212) 310-8007
Attention: Michael J. Aiello, Esq.
Email: michael.aiello@weil.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that each of Merger Sub and Parent may assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder and that as a condition of such assignment, the assignee expressly assumes the obligations of the assignor. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived by the parties hereto (which amendment or waiver must be in writing and signed) by action taken or authorized (i) with respect to Parent and Merger Sub, by or on behalf of their respective board of directors or other governing body and (ii) with respect to the Company, by or on behalf of the Company Board, upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of the Independent Directors of the Company; provided, however, that after receipt of Company Stockholder Approval, no such amendment or waiver shall be made that would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger or that would otherwise by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, without approval of such stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything herein to the contrary, Sections 8.5, 8.6 and 8.13 and this sentence may not be modified, waived or terminated in a manner that is adverse to the Financing Sources without the prior written consent of each Financing Source.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) except for the provisions of Section 5.9, this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder (other than the right of the holders of Company Common Stock to receive the Merger Consideration in accordance with Article II, a claim with respect to which may not be made unless and until the Effective Time shall have occurred). Notwithstanding the foregoing, (1) each Financing Source shall be an express third party beneficiary of and shall be entitled to rely upon Sections 8.5 and 8.6 hereof, the last sentence of Section 8.11 and this Section 8.13, and each Financing Party may enforce such provisions, and (2) Pennsylvania shall be an express third party beneficiary of and shall be entitled to rely upon Section 5.12 (only with respect to the transactions contemplated by the Pennsylvania Merger Agreement). In addition, the Company agrees, on behalf of itself and its Affiliates, stockholders and Representatives (collectively, the “Company Related Parties”), that the Financing Sources under the Commitment Letters and their Affiliates, stockholders and Representatives and each of their successors and assigns (collectively, the “Financing Parties”) shall be subject to no liability or claims (whether legal or equitable, arising under contract, tort or otherwise) by the Company Related Parties arising out of or relating to this Agreement, the Commitment Letters, the Financing or the transactions contemplated hereby or in connection with the Financing, or the performance of services by such Financing Parties with respect to the foregoing.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 Definitions.

(a) General Definitions. References in this Agreement to “Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) a majority of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which that are held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) on the date hereof. References in this Agreement (except as specifically otherwise defined) to “affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.15(a) of the Parent Disclosure Schedule and (ii) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.15(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to remain closed.

(b) Certain Specified Definitions. As used in this Agreement:

(i) “Company Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that has had, or would reasonably be expected to have, a material adverse effect on (A) the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or (B) the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, circumstance, change, effect, development or occurrence resulting from or arising out of: (1) changes in Law or GAAP (or authoritative interpretations thereof), (2) changes in general economic, financial or other capital market conditions (including prevailing interest rates) or political or regulatory conditions, (3) any changes or developments generally in the industries or markets in which the Company or any of its Subsidiaries conducts its business, (4) any natural disaster or act of God (including storms and hurricanes), (5) any act of terrorism or outbreak or escalation of hostilities or armed conflict, (6) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby, including (i) the identity of the acquirer, (ii) any delays or cancellations of orders, Contracts or payments for the Company’s products or services, (iii) any loss of customers or suppliers or changes in such relationships or (iv) any loss of employees or labor dispute or employee strikes, slowdowns, job actions or work stoppages or labor union activities, (7) changes in the share price or trading volume of the Company Common Stock (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, and be taken into account in determining whether there has been or would be reasonably likely to be a Company Material Adverse Effect), (8) any failure, in and of itself, by the Company to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, and be taken into account in determining whether there has been or would be reasonably likely to be a Company Material Adverse Effect), (9) any taking of any action consented to by, or at the request of, Parent or Merger Sub, (10) changes in the prices of Hydrocarbons; (11) any results in well performance that do not result from the gross negligence of the Company or any of its Subsidiaries; (12) changes in conditions or developments generally applicable to the oil and gas industry in any area or areas where the Oil and Gas Interests of the Company and its Subsidiaries are located or and (13) changes in applicable Laws or interpretations thereof by any Governmental Authority, including any changes in the deductibility of drilling completion or operating costs or other taxes; except, in with respect to clauses (1) through (5), (12) and (13), to the extent having a material disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate; provided, for the avoidance of doubt, notwithstanding anything to the contrary above, any blowout, spill, explosion or similar occurrence with respect to any well, pipeline or equipment operated by the Company may be taken into account in determining whether there has been a Company Material Adverse Effect.

(ii) “Company Permitted Lien” means (A) any Lien for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) any Lien created under any Oil and Gas Lease, Oil and Gas Contracts and Company Material Contracts in effect as of the date hereof for obligations not yet delinquent or that are being contested in good faith by appropriate proceedings; (C) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable, or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (D) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (E) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation or to secure obligations to local or state Governmental Entities in connection with the receipt of funds or other benefits from such Governmental Entity relating to capital projects, (F) Liens relating to intercompany borrowings among the Company and its wholly owned subsidiaries, (G) in the case of any Company Real Property Leases, (i) the rights of any lessor under the applicable lease agreement or any Lien granted by any lessor, (ii) any statutory Lien for amounts that are not yet due and payable or are being contested in good faith, (iii) the rights of the grantor of any easement or any Lien granted by such grantor on such easement property, (iv) Liens that have been placed by a third party on the fee title of real property constituting Company Leased Real Property, (H) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present or continued use, operation, or occupancy by the Company or any of its Subsidiaries or materially detract from the value of, the property encumbered thereby, (I) Royalties and other burdens existing pursuant to Oil and Gas Leases, Oil and Gas Contracts and Company Material Contracts in effect as of the date hereof; (J) all applicable Laws and rights reserved to or vested in any Governmental Entity (i) to control or regulate any Oil and Gas Interest in any manner; (ii) by the terms of any right, power, grant or permit, or by any provision of Law, to terminate such right, power, grant or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of any Oil and Gas Interest; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned; and (iv) to enforce any obligations or duties affecting any Oil and Gas Interest to any Governmental Authority with respect to any permit; (K) rights of a common owner of any interest in rights-of-way or easements currently held by the Company or any of its Subsidiaries and such common owner as tenants in common or through common ownership to the extent that the same does not materially impair the use or operation of any Oil and Gas Interest as currently used and operated; (L) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in or applicable or pertaining to any Oil and Gas Interest for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, in each case, that do not materially impair the use, operation or ownership of any Oil and Gas Interest for the purposes of Hydrocarbon development as currently used and operated; (M) any Lien permitted pursuant to the Company’s existing credit agreements and debt instruments or (N) any Lien, the existence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) “Company Superior Proposal” means a bona fide, unsolicited written Company Takeover Proposal (A) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 75% of the outstanding Company Common Stock or more than 75% of the assets of the Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (B) that the Company Board, acting upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of the Independent Directors, determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Company Takeover Proposal and (C) that the Company Board, acting upon the recommendation of the Company Special Committee if then in existence or otherwise by a majority of the Independent Directors, determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this Agreement proposed by Parent in response to such Company Takeover Proposal, and all financial, legal, regulatory and other aspects of such Company Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement), is more favorable to the stockholders of the Company from a financial point of view than the Merger.

(iv) “Company Takeover Proposal” means (A) any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries whose assets, taken together, constitute 15% or more of the Company’s consolidated assets, (ii) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, more than 15% of the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company or (iii) any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any Subsidiary of the Company), directly or indirectly, in one or more transactions, assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of the Company, in each case, other than the Merger.

(v) “Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether oral or written.

(vi) “Derivative” means a derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transaction.

(vii) “Disinterested Stockholder Approval” means approval of this Agreement by the affirmative vote of holders of a majority of the shares of Company Common Stock entitled to vote thereon, excluding shares owned by Parent and its Subsidiaries, Pennsylvania and its Subsidiaries and the individuals set forth on Section 8.15(b)(vii) of the Company Disclosure Schedule

(viii) “Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), in each case as in effect as of the date of this Agreement.

(ix) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(x) “Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Financing or any Alternative Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates, and their and their respective affiliates’ former or current partners, members, stockholders, officers, directors, employees, agents and representatives and their respective successors and assigns.

(xi) “Florida Stockholder Agreement” means the Stockholder Agreement by and among the Company, Florida Preferred LLC and Parent, dated December 23, 2010.

(xii) “good and defensible title” means such title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing or non-producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

(xiii) “Hazardous Materials” means all substances defined by applicable Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or words of similar meaning and regulatory effect.

(xiv) “Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith.

(xv) “Independent Directors” has the meaning set forth in the Florida Stockholder Agreement.

(xvi) “Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to the Company’s Board as of the date of this Agreement (or, if known, the magnitude or material consequences of which were not known or foreseeable by the Company’s Board as of the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequence becomes known to or by the Company’s Board prior to obtaining the Company Stockholder Approval; provided, however, that no event, change, effect, development or occurrence involving Parent or any of its Subsidiaries, shall be an Intervening Event; provided, further, that under no circumstances shall any event, change, effect, development or occurrence relating to the expectation, discovery or development of Hydrocarbons which may be contained in or which may be accessible, produced, marketed or sold from any Oil and Gas Interests of the Company or any of its Subsidiaries constitute or contribute towards an Intervening Event

(xvii) “IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.

(xviii) “Key Executives” means the executives set forth on 8.15(a)(xv) of the Company Disclosure Schedule.

(xix) “Oil and Gas Contracts” means any of the following Contracts to which the Company or any of its Subsidiaries is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, divisions orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering and processing Contracts and agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and all other Contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, interests thereunder.

(xx) “Oil and Gas Interests” means (A) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests; (B) Hydrocarbons or revenues therefrom; (C) all Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Gas Leases or included in units with which the Oil and Gas Leases may have been pooled or united; (D) all Oil and Gas Contracts; (E) surface interests, fee interests, reversionary interests, reservations and concessions pursuant to which interests in or rights to Hydrocarbons are derived; (F) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, (G) all rights and interests in, under or derived from unitization and pooling agreements in effect with respect to clauses (A) and (C) above and the units created thereby which accrue or are attributable to the interests of the holder thereof; (H) all interests in machinery equipment (including Wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment), pumps, water plants, electric plants, gasoline and gas platforms, processing plants, separation plants, refineries, testing and monitoring equipment, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (I) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

(xxi) “Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which the Company or any of its Subsidiaries leases, subleases or licenses or otherwise acquires or obtains rights in and to Hydrocarbons. For purposes of clarity, Oil and Gas Leases shall not include operating agreements.

(xxii) “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.

(xxiii) “Pennsylvania” means Plains Exploration & Production Company, a Delaware corporation.

(xxiv) “Pennsylvania Confidentiality Agreement” means the confidentiality agreement, dated as of July 16, 2012, between the Company and Pennsylvania.

(xxv) “Pennsylvania Merger Agreement” means the Agreement and Plan of Merger by and among Parent, Pennsylvania Merger Sub and Pennsylvania, dated as of the date hereof.

(xxvi) “Pennsylvania Stockholder Agreement” means the Stockholder Agreement by and between the Company and Pennsylvania, dated as of December 23, 2010.

(xxvii) “Production Burden” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and assessments of Governmental Entities.

(xxviii) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata).

(xxix) “Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by the Company or any of its Subsidiaries and used for the conduct of the business of the Company or any of its Subsidiaries as presently conducted.

(xxx) “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies, duties or other governmental assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto.

(xxxi) “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

(xxxii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).

(xxxiii) “Units” means all pooled, communitized or unitized acreage that includes all or a part of any Oil and Gas Lease.

(xxxiv) “Wells” means all oil and/or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on the Oil and Gas Leases or Units or otherwise associated with an Oil and Gas Interest of the Company or any of its Subsidiaries.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

FREEPORT-MCMORAN COPPER & GOLD INC.

By:	/s/ Kathleen L. Quirk
Name: Kathleen L. Quirk
Title: Executive Vice President, Chief Financial Officer & Treasurer

INAVN CORP.

By:	/s/ Kathleen L. Quirk
Name: Kathleen L. Quirk
Title: Executive Vice President & Treasurer

[Signature Page to Agreement and Plan of Merger]

MCMORAN EXPLORATION CO.

By:	/s/ Nancy D. Parmelee
Name: Nancy D. Parmelee
Title: Senior Vice President, Chief Financial Officer & Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A to the Merger Agreement

Term Sheet for Overriding Royalty Interests (the “Royalty Trust Term Sheet”)

Capitalized Terms	Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement and Plan of Merger by and among Freeport-McMoRan Copper & Gold Inc. (“Parent”), INAVN Corp. (“Merger Sub”) and McMoRan Exploration Co. (the “Company”), dated December 5, 2012 (the “Agreement”).

Transaction

Prior to the Closing, Parent (with the reasonable cooperation of the Company, as requested by Parent) will cause the Trust to be created pursuant to the Trust Agreement. The Royalty Trust Units will be issued and distributed in a manner consistent with the terms of the Agreement and this Term Sheet.

The total number of Royalty Trust Units issued by the Trust will be equal to the fully diluted number of shares of the Company Common Stock outstanding immediately prior to the effective time of the merger (for the avoidance of doubt, (i) excluding any shares of Company Common Stock issuable in respect of Company Stock Awards, which Company Stock Awards will not receive the Merger Consideration in connection with the Merger, (ii) including any shares beneficially owned by Parent or its subsidiaries or otherwise to be cancelled at the effective time of the Merger and (iii) calculated based on the assumption that all Company Convertible Securities receive the maximum make-whole premium applicable to them in connection with the merger upon conversion (as calculated as of the effective time of the Merger), as set forth in their respective underlying agreements).

All Royalty Trust Units issued by the Trust and not distributable with respect to shares of Company Common Stock in connection with the merger shall be held by Parent upon the closing of the Merger, with the applicable number of Royalty Trust Units to remain subject to the ongoing obligation of Parent to deliver the Royalty Trust Units upon conversion of the outstanding Company Convertible Securities, as set forth in their respective underlying agreements.

For the avoidance of doubt, in no event shall any holder of a Company Stock Award be issued Royalty Trust Units as consideration for such Company Stock Award.

Pursuant to a master conveyance agreement (the “Master Conveyance”), Parent will cause the Company to convey to the Trust overriding royalty interests in the Subject Interests (as defined below). The Master Conveyance will be effective as of the Closing and in form and substance consistent with this term sheet and otherwise satisfactory to Company and Parent.

Subject Interests

All of Company’s right, title and interest in and to leases listed in the Master Conveyance (the “Subject Interests”) will be subject to the overriding royalty interests, subject to the restrictions described under “Overriding Royalty Percentage” below.

The Subject Interests will generally include all of Company’s existing shallow water Gulf of Mexico and onshore Gulf Coast ultra deep (wells completed at a depth of 18,000 feet or below) exploration prospects that are not classified as proved reserves or probable or possible reserves as of the signing of the merger agreement and without limitation will include all of Company’s rights currently owned or (with respect to which the Company is in the process of acquiring) hereafter acquired by the Company or any of its Affiliates within the prospect areas set forth on Schedule A. The Company and Parent will cooperate in good faith between signing of the Merger Agreement and Closing to identify with specificity the leases and blocks in which the Company has an interest included within the Subject Interests, and the Master Conveyance will include references to such specific leases and blocks. To the extent any such rights which the Company is in the process of acquiring are acquired by the Company or any of its Affiliates after the execution of the original Master Conveyance, such rights will be transferred to the Trust pursuant to a subsequently executed conveyance agreement in substantially the same form and substance as the Master Conveyance. None of the Subject Interests have any associated production at the time of the signing of the merger agreement.

Overriding Royalty Percentage	The Trust will receive a 5% gross overriding royalty interests in and to the hydrocarbons saved and produced from the Subject Interests, net to the Company’s working interest.

Drilling, Operating and Development Costs

The overriding royalty interests will be free and clear of any and all drilling, development and operating costs and expenses; provided, however, that the overriding royalty interest hydrocarbons will be valued at the wellhead and neither the Company nor Parent will have any duty to transport or market the produced hydrocarbons away from the wellhead without cost, and provided further that the overriding royalty interest hydrocarbons will be subject to and bear production and other like taxes.

The Parent and Company will include customary language protective of the trust in the Trust Agreement and any other definitive documentation creating the overriding royalty interest with respect to any transportation or marketing of hydrocarbons that Parent or its controlled Affiliates may elect to provide with respect to hydrocarbons produced from the Subject Interests and the price utilized for purposes of calculating the overriding royalty interest.

No Obligation to Drill or Develop	The Trust will have no ability to influence the exploration or development of the Subject Interests. Parent will have no obligation to commit or expend drilling, exploration or development capital with respect to the Subject Interests. In addition, Parent will have the right to elect not to participate in drilling or other operations conducted by other working interest owners with respect to the Subject Interests.

Term and Termination

The Trust will terminate on the earlier of (i) the 20th anniversary of the Closing, (ii) the sale of all of the royalty interests, or (iii) upon a vote of the holders of 80% (which after the fifth anniversary of the Closing, shall be reduced to 66-2/3%) or more of the outstanding Trust Units held by persons other than Parent or any of its affiliates, at a duly called meeting of Trust Unit holders at which a quorum is present.

The overriding royalty interests will terminate at the time of termination of the Trust.

Parent will maintain a call right with respect to the outstanding Trust Units at $10 per unit, provided that the call right may not be exercised prior to the fifth anniversary of the Closing.

At any time after the fifth (5th) anniversary of Closing, if the VWAP (as defined below) per Trust Unit is equal to $0.25 or less for the immediately preceding consecutive nine-month period, Parent will maintain the right to purchase all, but not less than all, of the outstanding Trust Units at a price of $0.25 per Trust Unit so long as Parent tenders payment within 30 days of such nine-month period. “VWAP” per

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Trust Unit on any trading day means the market price of one Trust Unit from the open of trading on the relevant trading day until the close of trading on the relevant trading day determined, using a volume-weighted average method. If the VWAP of the Trust Units can not be determined, the closing price of the Trust Units for the relevant trading day, on the market or system that the Trust Units are most commonly quoted or traded, will be substituted for the VWAP.

Trust Expenses	Parent will fund the administrative and reporting obligations of the Trust and all other expenses, up to a maximum amount of $350,000 per year. Prior to the Closing Date, the Company and Parent will discuss in good faith arrangements for Parent to lend money to the Trust to cover expenses in excess of such amount and the repayment terms of such indebtedness.

Listing; Registration	The Trust Units will be listed on a national securities exchange. The Trust Units will be registered on issuance and the Trust will therefore be subject to SEC reporting requirements.

Sale of Subject Interests	Parent may at any time transfer all or part of the Subject Interests subject to the transferee assuming all obligations (including the obligation to pay the overriding royalty) and rights with respect to such Subject Interests under the Trust.

Transferability	The Trust Units will be transferable, subject to customary procedural requirements.

Documentation	The Trust Units will be issued based on documentation reasonably acceptable to Company and Parent. In the absence of definitive documentation, the terms of this term sheet will control.

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